Exhibit 99.1

Audited Combined Financial Statements of DuPont’s Mobility and Materials Business

Report of Independent Auditors

To the Board of Directors of DuPont de Nemours, Inc.

Opinion

We have audited the accompanying combined financial statements of the Mobility & Materials Businesses (the “Company”) of DuPont de Nemours, Inc., which comprise the combined balance sheets as of December 31, 2021 and 2020, and the related combined statements of operations, of comprehensive income (loss), of changes in net parent investment, and of cash flows for the years then ended, including the related notes (collectively referred to as the “combined financial statements”).

In our opinion, the accompanying combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Combined Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Combined Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with US GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the combined financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the combined financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
June 20, 2022

Mobility & Materials Businesses

Combined Statements of Operations

(In millions) For the years ended December 31,	2021	2020
Net sales	$3,532	$2,806
Cost of sales	2,489	2,168
Research and development expenses	73	74
Selling, general and administrative expenses	331	287
Amortization of intangibles	131	129
Restructuring and asset related charges, net	5	38
Goodwill impairment charges	—	3,129
Integration and separation costs	54	31
Equity in earnings of nonconsolidated affiliates	9	19
Sundry income, net	15	13
Income (loss) before income taxes	473	(3,018)
Provision for income taxes	48	16
Net income (loss)	425	(3,034)
Net income attributable to noncontrolling interests	17	13
Net income (loss) attributable to Mobility & Materials Businesses	$408	$(3,047)

See Notes to the Combined Financial Statements.

Mobility & Materials Businesses

Combined Statements of Comprehensive Income (Loss)

(In millions) For the years ended December 31,	2021	2020
Net income (loss)	$425	$(3,034)
Other comprehensive (loss) income, net of tax
Cumulative translation adjustments	(138)	141
Total other comprehensive (loss) income	(138)	141
Comprehensive income (loss)	287	(2,893)
Comprehensive income attributable to noncontrolling interests, net of tax	17	13
Comprehensive income (loss) attributable to Mobility & Materials Businesses	$270	$(2,906)

See Notes to the Combined Financial Statements.

Mobility & Materials Businesses

Combined Balance Sheets

(In millions)	December 31, 2021	December 31, 2020
Assets
Current Assets
Cash and cash equivalents	$80	$70
Accounts and notes receivable, net	509	481
Inventories	690	482
Prepaid expenses and other current assets	57	26
Total current assets	1,336	1,059
Property
Property, plant and equipment	1,503	1,491
Less: Accumulated depreciation	480	391
Property, plant and equipment, net	1,023	1,100
Other Assets
Goodwill	2,118	2,169
Other intangible assets	1,851	2,012
Investments and noncurrent receivables	67	68
Deferred income tax assets	22	20
Deferred charges and other assets	45	29
Total Other Assets	4,103	4,298
Total Assets	$6,462	$6,457
Liabilities and Equity
Current Liabilities
Accounts payable	$463	$353
Income taxes payable	84	40
Accrued and other current liabilities	139	128
Total Current Liabilities	686	521
Other Noncurrent Obligations
Deferred income tax liabilities	443	519
Other noncurrent obligations	63	51
Total Other Noncurrent Obligations	506	570
Total Liabilities	1,192	1,091
Commitments and Contingent Liabilities (Note 12)
Equity
Parent company net investment	5,182	5,150
Accumulated other comprehensive (loss) income	(93)	45
Total Mobility & Materials Businesses Equity	5,089	5,195
Noncontrolling interests	181	171
Total Equity	5,270	5,366
Total Liabilities and Equity	$6,462	$6,457

See Notes to the Combined Financial Statements.

Mobility & Materials Businesses

Combined Statements of Cash Flows

(In millions) For the years ended December 31,	2021	2020
Operating Activities
Net income (loss)	$425	$(3,034)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property, plant and equipment	100	110
Amortization of definite-lived intangible assets	131	129
Stock-based compensation	10	6
Credit for deferred income tax	(69)	(55)
Goodwill impairment charges	—	3,129
Restructuring and asset related charges, net	5	38
Equity in earnings of affiliates	(9)	(19)
Changes in assets and liabilities:
Accounts and notes receivable	(46)	52
Inventories	(225)	255
Accounts payable	115	16
Other assets and liabilities, net	11	53
Cash provided by operating activities	448	680
Investing Activities
Capital expenditures	(50)	(74)
Cash distributions from equity affiliates	5	13
Cash used for investing activities	(45)	(61)
Financing Activities
Distributions to noncontrolling interests	(7)	(38)
Net transfers to Parent	(386)	(608)
Cash used for financing activities	(393)	(646)
Increase (decrease) in cash and cash equivalents	10	(27)
Cash and cash equivalents at beginning of period	70	97
Cash and cash equivalents at end of period	$80	$70
Supplemental cash flow information
Cash paid during the year for:
Income taxes	$72	$33

See Notes to the Combined Financial Statements.

Mobility & Materials Businesses

Combined Statements of Changes in Net Parent Investment

(In millions)	Parent Company Net Investment	Accumulated Other Comprehensive Income (Loss)	Total Mobility & Materials Businesses Equity	Noncontrolling Interests	Total Equity
2020
Balance at January 1, 2020	$8,799	$(96)	$8,703	$196	$8,899
Net (loss) income	(3,047)	—	(3,047)	13	(3,034)
Other comprehensive income	—	141	141	—	141
Distributions to noncontrolling interests	—	—	—	(38)	(38)
Net transfers to Parent	(602)	—	(602)	—	(602)
Balance at December 31, 2020	$5,150	$45	$5,195	$171	$5,366
2021
Net income	408	—	408	17	425
Other comprehensive loss	—	(138)	(138)	—	(138)
Distributions to noncontrolling interests	—	—	—	(7)	(7)
Net transfers to Parent	(376)	—	(376)	—	(376)
Balance at December 31, 2021	$5,182	$(93)	$5,089	$181	$5,270

See Notes to the Combined Financial Statements.

Mobility & Materials Businesses

Notes To The Combined Financial Statements

Table of Contents

Note		Page
1	Organization and Description of Business and Basis of Presentation	10
2	Summary of Significant Accounting Policies	11
3	Revenue	16
4	Related Party Transactions	17
5	Supplementary Information	18
6	Income Taxes	18
7	Accounts and Notes Receivable, Net	22
8	Inventories	22
9	Property, Plant and Equipment	22
10	Nonconsolidated Affiliates	22
11	Goodwill and Other Intangible Assets	23
12	Commitments and Contingent Liabilities	26
13	Leases	26
14	Pension Plans	27
15	Stock-Based Compensation	28
16	Accumulated Other Comprehensive Income (Loss)	29
17	Geographic Information	29
18	Subsequent Events	30

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Organization and Description of Business

The accompanying Combined Financial Statements and notes present the combined results of operations, financial position, and cash flows of a majority of DuPont de Nemours, Inc.’s (“DuPont” or “Parent”) historic Mobility & Materials segment, including the Engineering Polymers business and select product lines within the Performance Resins and Advanced Solutions businesses (collectively, the “Mobility & Materials Businesses” or “the Company”). The Mobility & Materials Businesses are a leading provider of high-performance engineering thermoplastics and advanced solutions for the transportation, electronics, industrial and consumer end-markets, offering products with unique, customer-specific characteristics (e.g., high temperature resistance, mechanical strength, weight reduction) for use in the fabrication of components for mechanical, chemical and electrical systems.

Transaction Anticipated in the fourth quarter of 2022

On February 17, 2022, DuPont entered into a Transaction Agreement (the “Transaction Agreement”) with Celanese Corporation (“Celanese”) to divest the Company. The transaction is expected to close around the end of 2022, subject to customary closing conditions and regulatory approvals.

DowDuPont (“DWDP”) Merger of Dow and DuPont completed in August 2017

Effective August 31, 2017, pursuant to the merger of equals transactions contemplated by the Agreement and Plan of Merger, dated as of December 11, 2015, as amended on March 31, 2017 (“DWDP Merger Agreement”), The Dow Chemical Company (“Historical Dow”) and E. I. du Pont de Nemours and Company (“Historical EID”) each merged with subsidiaries of DowDuPont Inc. (“DowDuPont”) and, as a result, Historical Dow and Historical EID became subsidiaries of DowDuPont (the “DWDP Merger”). The DWDP Merger was accounted for as a business combination, using the acquisition method of accounting, with Historical Dow determined to be the accounting acquirer.

DWDP Distributions

DowDuPont completed a series of internal reorganizations and realignment steps in order to separate into three, independent, publicly traded companies, one for each of its agriculture, materials science and specialty products businesses. DowDuPont formed two wholly owned subsidiaries: Dow Inc. (“Dow,” formerly known as Dow Holdings Inc.), to serve as a holding company for its materials science business, and Corteva, Inc. (“Corteva”), to serve as a holding company for its agriculture business. On April 1, 2019, DuPont completed the separation of the materials science business through the spin-off of Dow Inc. (the “Dow Distribution”). On June 1, 2019, DuPont completed the separation of the agriculture business through the spin-off of Corteva including the Historical EID, (the “Corteva Distribution” and together with the Dow Distribution, the “DWDP Distributions”). Following the Corteva Distribution, on June 1, 2019, DowDuPont changed its registered name from “DowDuPont Inc.” to “DuPont de Nemours, Inc.” and holds the specialty products business, which is inclusive of the Company.

Prior to the DWDP Distributions, the Company’s business was conducted by Historical EID and its consolidated subsidiaries and affiliates. As a result, in connection with the DWDP Merger, the Company’s assets and liabilities were remeasured and recognized at fair value.

Basis of Presentation

Historically, the Company has been managed and operated in the normal course with other businesses of Parent through multiple legal entities that are not dedicated to the Mobility & Materials Businesses. For all periods presented, the Company consisted of several legal entities, previously acquired businesses, as well as businesses with no separate legal status. Separate financial statements of the Company have not historically been prepared. The Combined Financial Statements have been derived from DuPont’s accounting records as if the Company’s operations had been conducted independently from those of DuPont and were prepared on a stand-alone basis in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

The historical results of operations, financial position and cash flows of the Company presented in these Combined Financial Statements may not be indicative of what they would have been had the Company actually been an independent stand-alone entity, nor are they necessarily indicative of the Company’s future results of operations, financial position and cash flows.

The significant accounting policies described below, together with the other notes that follow, are an integral part of the Combined Financial Statements.

The Combined Statements of Operations and Comprehensive Income (Loss) reflect allocations of general corporate expenses from Parent including, but not limited to, executive management, finance, legal, information technology, employee benefits administration, treasury, risk management, procurement and other shared services, and restructuring and DWDP Merger integration and separation activities related to these functions. These allocations were made on the basis of revenue, expenses, headcount or other relevant measures. Management of the Company and Parent consider these allocations to be an overall reasonable reflection of the utilization of services by, or the benefits provided to, the Company, in the aggregate. The allocations may not, however, reflect the expenses the Company would have incurred as a stand-alone company for the periods presented.

The Combined Balance Sheets include Parent assets and liabilities that are specifically identifiable or otherwise attributable to the Company, including subsidiaries and affiliates in which Parent has a controlling financial interest or is the primary beneficiary.

Parent uses a centralized approach to cash management and financing of its operations and Parent funds the Company’s operating and investing activities as needed. Cash transfers to and from the cash management accounts of Parent are reflected in the Combined Statements of Cash Flows as “Net transfers to Parent.”

Transactions between the Company and Parent’s other businesses are reflected in the Combined Financial Statements and disclosed as related party transactions when material. Related party transactions with Parent are included in Note 4.

The Combined Financial Statements include the accounts of the Company and subsidiaries in which a controlling interest is maintained. For those combined subsidiaries in which the Company’s ownership is less than 100 percent, the outside stockholders’ interests are shown as noncontrolling interests.

All significant intracompany accounts and transactions within the Company have been eliminated in the preparation of the accompanying Combined Financial Statements. All significant intercompany transactions with Parent are deemed to have been paid in the periods the costs were incurred.

The Company’s operations are included in the consolidated U.S. federal, and certain state, local and foreign income tax returns filed by Parent, where applicable. Income tax expense and other income tax related information contained in these Combined Financial Statements are presented on a separate return basis as if the Company filed its own tax returns. The tax results as presented in the Combined Financial Statements may not be reflective of the results that the Company would generate in the future. In jurisdictions where the Company has been included in the tax returns filed by Parent, any income taxes payable resulting from the related income tax provision have been reflected in the balance sheet within “Parent company net investment.”

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates in Financial Statement Preparation

The preparation of financial statements in accordance with U.S. GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company’s Combined Financial Statements include amounts that are based on management’s best estimates and judgments. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash equivalents represent investments with maturities of three months or less from time of purchase. They are carried at cost plus accrued interest, which approximates fair value.

Accounts and Notes Receivable and Allowance for Doubtful Accounts

Accounts and notes receivables are recognized net of an allowance for doubtful accounts. The allowance for doubtful accounts reflects the best estimate of losses inherent in the Company’s accounts and notes receivable portfolio, which is determined by assessing expected credit losses on the basis of historical experience, specific allowances for known troubled accounts, and other available evidence. Accounts and notes receivable are written off when management determines that they are uncollectible.

Fair Value Measurements

Under the accounting guidance for fair value measurements and disclosures, a fair value hierarchy was established that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The Company uses the following valuation techniques to measure fair value for its assets and liabilities:

Level 1 —	Quoted market prices in active markets for identical assets or liabilities;

Level 2 —	Significant other observable inputs (e.g., quoted prices for similar items in active markets, quoted prices for identical or similar items in markets that are not active, inputs other than quoted prices that are observable such as interest rate and yield curves, and market-corroborated inputs);

Level 3 —	Unobservable inputs for the asset or liability, which are valued based on management’s estimates of assumptions that market participants would use in pricing the asset or liability.

Foreign Currency Translation

The Company’s worldwide operations utilize the U.S. dollar (“USD”) or local currency as the functional currency, where applicable. The Company identifies its separate and distinct foreign entities and groups the foreign entities into two categories: 1) extension of the parent or foreign subsidiaries operating in a hyper-inflationary environment (USD functional currency) and 2) self-contained (local functional currency). If a foreign entity does not align with either category, factors are evaluated, and a judgment is made to determine the functional currency.

For foreign entities where the USD is the functional currency, all foreign currency-denominated asset and liability amounts are re-measured into USD at end-of-period exchange rates, except for inventories, prepaid expenses, property, plant and equipment, goodwill and other intangible assets, which are re-measured at historical rates. Foreign currency income and expenses are re-measured at average exchange rates in effect during the year, except for expenses related to balance sheet amounts re-measured at historical exchange rates. Exchange gains and losses arising from re-measurement of foreign currency-denominated monetary assets and liabilities are included in income in the period in which they occur.

For foreign entities where the local currency is the functional currency, assets and liabilities denominated in local currencies are translated into USD at end-of-period exchange rates and the resultant translation adjustments are reported, net of their related tax effects, as a component of accumulated other comprehensive income (loss) in equity. Assets and liabilities denominated in other than the local currency are re-measured into the local currency prior to translation into USD and the resultant exchange gains or losses are included in income in the period in which they occur. Income and expenses are translated into USD at average exchange rates in effect during the period.

The Company changes the functional currency of its separate and distinct foreign entities only when significant changes in economic facts and circumstances indicate clearly that the functional currency has changed. In the ordinary course of business, Parent enters into contractual arrangements (derivatives) to reduce the exposure of Parent and its consolidated subsidiaries, including the Company, taken as a whole to foreign currency, interest rate and commodity price risks. Since these activities are conducted by Parent based on total exposures for Parent and its subsidiaries, the Combined Financial Statements do not reflect the impact of such activities.

Inventories

The Company’s inventories are valued at the lower of cost or net realizable value. Elements of cost in inventories include raw materials, direct labor and manufacturing overhead. Supplies are valued at cost or net realizable value, whichever is lower; cost is generally determined by the weighted average cost method. The Company’s inventories are generally accounted for under the weighted average cost method. The Company establishes allowances for obsolescence of inventory based upon quality considerations and assumptions about future demand and market conditions.

In periods of abnormally low production, certain fixed costs normally absorbed into inventory are recorded directly to cost of sales in the period incurred.

Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is based on the estimated service lives of depreciable assets and is calculated using the straight-line method. Fully depreciated assets are retained in property and accumulated depreciation accounts until they are removed from service. When assets are surrendered, retired, sold, or otherwise disposed of, their gross carrying values and related accumulated depreciation are removed from the Combined Balance Sheets and included in determining the gain or loss on such disposals.

Goodwill and Other Intangible Assets

The Company records goodwill when the purchase price of a business acquisition exceeds the estimated fair value of net identified tangible and intangible assets acquired. Goodwill is tested for impairment at the reporting unit level annually during the fourth quarter, or more frequently when events or changes in circumstances indicate that the fair value of a reporting unit has more likely than not declined below its carrying value.

When testing goodwill for impairment, the Company has the option to first perform qualitative testing to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If the Company chooses not to complete a qualitative assessment for a given reporting unit or if the initial assessment indicates that it is more likely than not that the carrying value of a reporting unit exceeds its estimated fair value, additional quantitative testing is required. If the carrying value of a reporting unit exceeds its fair value, an impairment loss is recognized in the amount by which the carrying value of the reporting unit exceeds its fair value, limited to the amount of goodwill at the reporting unit. The Company determines fair values for each of the reporting units using a combination of the income approach and/or market approach. Under the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. Under the market approach, the Company selects peer sets based on close competitors and reviews the EBIT/EBITDA multiples to determine the fair value. When applicable, third party purchase offers may be utilized to measure fair value. The Company applies a weighting to the market approach and income approach to determine the fair value. See Note 11 for further information on goodwill.

Indefinite-lived intangible assets are tested for impairment at least annually; however, these tests are performed more frequently when events or changes in circumstances indicate that the asset may be impaired. When testing indefinite-lived intangible assets for impairment, the Company has the option to first perform qualitative testing to determine whether it is more likely than not that the fair value of indefinite-lived intangible assets is less than carrying value. If the Company chooses not to complete a qualitative assessment for indefinite-lived intangible assets or if the initial assessment indicates that it is more likely than not that the carrying value of indefinite-lived intangible assets exceeds the fair value, additional quantitative testing is required. Impairment exists when carrying value exceeds fair value. The Company’s fair value methodology is primarily based on discounted cash flow techniques.

Definite-lived intangible assets are amortized over their estimated useful lives, generally on a straight-line basis for periods ranging from one to 19 years. The Company continually evaluates the reasonableness of the useful lives of these assets. Once these assets are fully amortized, they are removed from the Combined Balance Sheets.

Impairment and Disposals of Long-Lived Assets

The Company evaluates the carrying value of long-lived assets to be held and used when events or changes in circumstances indicate that the carrying value may not be recoverable. The carrying value of a long-lived asset group is considered for impairment when the total projected undiscounted cash flows from the assets are separately identifiable and are less than its carrying value. In that event, a loss would be recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset group. The Company’s fair value methodology is an estimate of fair market value which is made based on prices of similar assets or other valuation methodologies including present value techniques. Long-lived assets to be disposed of by sale, if material, are classified as held for sale and reported at the lower of carrying amount or fair value less cost to sell, and depreciation is ceased. Long-lived assets to be disposed of other than by sale are classified as held and used until they are disposed of. Depreciation is recognized over the remaining useful life of the assets.

Leases

The Company determines whether an arrangement is a lease at the inception of the arrangement based on the terms and conditions in the contract. A contract contains a lease if there is an identified asset and the Company has the right to control the asset. Operating lease right-of-use (“ROU”) assets are included in “Deferred charges and other assets” on the Combined Balance Sheets. Operating lease liabilities are included in “Accrued and other current liabilities” and “Other noncurrent obligations” on the Combined Balance Sheets.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. As most of the Company’s leases do not provide the lessor’s implicit rate, the Company uses its incremental borrowing rate at the commencement date in determining the present value of lease payments. Lease terms include options to extend the lease when it is reasonably certain those options will be exercised. Leases with an initial term of 12 months or less are not recorded on the balance sheet, and lease expense is recognized on a straight-line basis over the lease term.

The Company has lease agreements with lease and non-lease components, which are accounted for as a single lease component for all asset classes. Additionally, for certain equipment leases, the portfolio approach is applied to account for the operating lease ROU assets and lease liabilities. In the Combined Statements of Operations, lease expense for operating lease payments is recognized on a straight-line basis over the lease term. See Note 13 for additional information regarding the Company’s leases.

Short-Term Borrowings and Long-Term Debt

Parent’s current and long-term debt, and related interest expense, has not been recognized within the Company’s Combined Financial Statements, because they are not specifically identifiable to the Company.

Revenue Recognition

The Company recognizes revenue when its customer obtains control of promised goods, in an amount that reflects the consideration which the Company expects to receive in exchange for those goods. To determine revenue recognition for the arrangements that the Company determines are within the scope of Revenue from Contracts with Customers (Topic 606), the Company performs the following five steps: (1) identify the contract(s) with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when (or as) the entity satisfies a performance obligation. See Note 3 for additional information on revenue recognition.

Cost of Sales

Cost of sales primarily includes the cost of manufacture and delivery, ingredients or raw materials, direct salaries, wages and benefits and overhead, non-capitalizable costs associated with capital projects and other operational expenses. No amortization of intangibles is included within costs of goods sold.

Research and Development

Research and development costs are expensed as incurred. Research and development expense includes costs (primarily consisting of employee costs, materials, contract services, research agreements, and other external spend) relating to the discovery and development of new products and enhancement of existing products.

Selling, General and Administrative Expenses

Selling, general and administrative expenses primarily include selling and marketing expenses, commissions, functional costs, and business management expenses.

Integration and Separation Costs

Integration and separation costs primarily have consisted of financial advisory, information technology, legal, accounting, consulting, and other professional advisory fees associated with the preparation and execution of activities related to strategic initiatives.

Litigation

Accruals for legal matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Legal costs, such as outside counsel fees and expenses, are charged to expense in the period incurred.

Restructuring and Asset Related Charges

Charges for restructuring programs generally include targeted actions involving employee severance and related benefit costs, contract termination charges, and asset related charges, which include impairments or accelerated depreciation and amortization of long-lived assets associated with such actions. Employee severance and related benefit costs are provided to employees under Parent’s ongoing benefit arrangements. These charges are accrued during the period when management commits to a plan of termination and it becomes probable that employees will be entitled to benefits at amounts that can be reasonably estimated. Contract termination charges primarily reflect costs to terminate a contract before the end of its term or costs that will continue to be incurred under the contract for its remaining term without economic benefit to the Company. Asset related charges reflect impairments to long-lived assets and indefinite-lived intangible assets no longer deemed recoverable and depreciation and amortization of long-lived assets, which is accelerated over their remaining economic lives.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities using enacted tax rates. The effect of a change in tax rates on deferred tax assets or liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes the financial statement effects of an uncertain income tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. The Company accrues for other tax contingencies when it is probable that a liability to a taxing authority has been incurred and the amount of the contingency can be reasonably estimated. The current portion of uncertain income tax positions is included in “Income taxes payable” and the long-term portion is included in “Other noncurrent obligations” in the Combined Balance Sheets.

Parent Company Net Investment

The Company’s equity on the Combined Balance Sheets represents Parent’s net investment in the Company and is presented as “Parent company net investment” in lieu of stockholders’ equity. The Combined Statements of Changes in Net Parent Investment include net cash transfers and other property transfers between Parent and the Company, as well as intercompany receivables and payables between the Company and other Parent affiliates that were settled on a current basis. Additionally, Parent company net investment includes assets and liabilities that have historically been held at the Parent level but are specifically identifiable or otherwise attributable to the Company, and other assets and liabilities recorded by Parent, whose related income and expenses have been pushed down to the Company. All transactions reflected in “Parent company net investment” in the accompanying Combined Balance Sheets have been considered cash receipts and payments within financing activities in the Combined Statements of Cash Flows.

Earnings per share data has not been presented in the accompanying Combined Financial Statements because the Company does not operate as a separate legal entity with its own capital structure.

NOTE 3 — REVENUE

Revenue Recognition

Products

Substantially all of the Company’s revenue is derived from product sales. Product sales consist of sales of the Company’s products to supply manufacturers and distributors. The Company considers purchase orders, which in some cases are governed by master supply agreements, to be a contract with a customer. Contracts with customers are considered to be short-term when the time between order confirmation and satisfaction of the performance obligations is equal to or less than one year.

Revenue from product sales is recognized when the customer obtains control of the Company’s product, which occurs at a point in time, usually upon shipment, with payment terms typically in the range of 30 to 60 days after invoicing depending on business and geographic region. The Company elected the practical expedient to not adjust the amount of consideration for the effects of a significant financing component for all instances in which the period between payment and transfer of the goods will be one year or less. When the Company performs shipping and handling activities after the transfer of control to the customer (e.g., when control transfers prior to shipment), these are considered fulfillment activities, and accordingly, the costs are accrued when the related revenue is recognized. Taxes collected from customers relating to product sales and remitted to governmental authorities are excluded from revenues. The Company elected to use the practical expedient to expense cash and non-cash sales incentives as the amortization period for the costs to obtain the contract would have been one year or less.

The transaction price includes estimates for reductions in revenue from customer rebates and rights of return on product sales. These amounts are estimated based upon the most likely amount of consideration to which the customer will be entitled. All estimates are based on historical experience, anticipated performance, and the Company’s best judgment at the time to the extent it is probable, that a significant reversal of revenue recognized will not occur. All estimates for variable consideration are reassessed periodically.

For contracts with multiple performance obligations, the Company allocates the transaction price to each performance obligation based on the relative standalone selling price. The standalone selling price is the observable price which depicts the price as if sold to a similar customer in similar circumstances.

Disaggregation of Revenue

The Company disaggregates its revenue from contracts with customers by major product line and geographic region, as it believes it best depicts the nature, amount, timing and uncertainty of its revenue and cash flows. Refer to Note 17 for the breakout of net sales by geographic region.

Net Sales by Major Product Line

(In millions)
For the years ended December 31,	2021	2020
Advanced Solutions	$660	$493
Engineering Polymers	2,276	1,856
Performance Resins	596	457
Total	$3,532	$2,806

NOTE 4 — RELATED PARTY TRANSACTIONS

Historically, the Company has been managed and operated in the normal course with other businesses of Parent. Accordingly, certain shared costs have been allocated to the Company and reflected as expenses in the stand-alone Combined Financial Statements. Management of Parent and the Company considers the allocation methodologies used to be reasonable and appropriate reflections of the historical expenses attributable to the Company for purposes of the stand-alone financial statements. The expenses reflected in the Combined Financial Statements may not be indicative of expenses that would be incurred by the Company in the future. All related party transactions approximate prices at cost.

Corporate Expense Allocations

The Company’s Combined Statements of Operations include general corporate expenses of Parent for services provided by Parent for certain support functions that are provided on a centralized basis. These costs were first attributed to the Company if specifically identifiable to its businesses. If not specifically identifiable to the Company’s businesses, these costs have been allocated by using relevant allocation methods, primarily based on sales metrics, consistently for all periods presented.

Corporate expense allocations were recorded in the Combined Statements of Operations within the following captions:

(In millions)
For the years ended December 31,	2021	2020
Selling and administrative expenses	$153	$140
Research and development expenses	27	29
Cost of sales	11	12
Integration and separation costs(1)	54	31
Restructuring and asset related charges, net	—	3
Total	$245	$215

(1)	Integration and separation costs primarily have consisted of financial advisory, information technology, legal, accounting, consulting, and other professional advisory fees associated with the preparation and execution of activities related to strategic initiatives.

Parent Company Equity

Net transfers to Parent are included within Parent company net investment on the Combined Statements of Changes in Net Parent Investment. The components of the net transfers to Parent are as follows:

(In millions)
For the years ended December 31,	2021	2020
Cash pooling and general financing activities	$(83)	$(371)
Less: Corporate cost allocations	245	215
Less: Provision for income taxes	48	16
Total net transfers to Parent per Combined Statements of Changes in Net Parent Investment	(376)	(602)
Stock-based compensation	(10)	(6)
Net transfers to Parent per Combined Statements of Cash Flows	$(386)	$(608)

NOTE 5 — SUPPLEMENTARY INFORMATION

Sundry Income, net

(In millions)
For the years ended December 31,	2021	2020
Foreign exchange gains, net	$5	$5
Non-operating pension credit(1)	14	8
Miscellaneous expense, net	(4)	—
Sundry income, net	$15	$13

(1)	See Note 14 for more information on the Company’s participation in Parent pension plans under the Multiemployer approach.

Accounts Payable

(In millions)	December 31, 2021	December 31, 2020
Accounts payable, trade	$395	$295
Other(1)	68	58
Total accounts payable	$463	$353

(1)	Primarily consists of accrued discounts and rebates, VAT and miscellaneous accounts payable items.

Accrued and Other Current Liabilities

(In millions)	December 31, 2021	December 31, 2020
Accumulated losses for companies accounted for using equity method (“nonconsolidated affiliates”)	$66	$70
Accrued compensation and other employee related costs	39	20
Current operating lease liabilities(1)	8	8
Other(2)	26	30
Accrued and other current liabilities	$139	$128

(1)	See Note 13 for required lease disclosures.
(2)	No other component of “Accrued and other current liabilities,” other than those disclosed in the table above, was more than five percent of total current liabilities at December 31, 2021 and 2020, respectively.

NOTE 6 — INCOME TAXES

During the periods presented in the Combined Financial Statements, the Company did not file separate tax returns in the U.S. federal, certain state and local, and certain foreign tax jurisdictions, as the Company was included in the tax grouping of Parent and its affiliate entities within the respective jurisdictions. Provision for income taxes included in these Combined Financial Statements have been calculated using the separate return basis, as if the Company filed separate tax returns. The Company’s Provision for income taxes as presented in the Combined Financial Statements may not be indicative of the income taxes that the Company will generate in the future.

Geographic Allocation of Income (Loss) and Provision for Income Taxes

(In millions) For the years ended December 31,	2021	2020
Income (Loss) before income taxes
Domestic	$13	$(1,539)
Foreign	460	(1,479)
Income (Loss) before income taxes	$473	$(3,018)
Current tax expense
Federal	$14	$16
State and local	5	1
Foreign(1)	98	54
Total current tax expense	$117	$71
Deferred tax benefit
Federal(1)	$(30)	$(34)
State and local	(6)	(5)
Foreign(1)	(33)	(16)
Total deferred tax benefit	$(69)	$(55)
Provision for income taxes	48	16
Net income (loss)	$425	$(3,034)

Pre-tax loss for the year ended December 31, 2020 includes non-deductible, non-cash goodwill impairment charges of $3,129 million impacting the businesses held by the Company. Of these amounts, $1,469 million related to the U.S and the remaining $1,660 million related to foreign operations. See Note 11 for additional information.

Reconciliation to U.S. Statutory Rate	2021	2020
Statutory U.S. federal income tax rate	21.0%	21.0%
Foreign income taxed at rates other than the statutory U.S. federal income tax rate	0.4	(0.1)
U.S. tax effect of foreign earnings and dividends(1)	(4.2)	0.3
Unrecognized tax benefits	(0.4)	—
Tax goodwill basis step-up(2)	(6.3)	—
State and local income taxes	(0.2)	0.1
Change in valuation allowance	(0.3)	—
Goodwill impairments	—	(21.8)
Other, net	0.1	—
Effective tax rate	10.1%	(0.5)%

(1)	Includes a tax benefit of $15 million and $5 million related to the foreign derived intangible income deduction for the years ended December 31, 2021 and 2020, respectively.

(2)	Reflects the impact of a step-up in tax basis in goodwill for the Company’s European regional headquarters legal entity.

Deferred Tax Balances at December 31, (In millions)	2021	2020
Deferred tax assets:
Tax loss and credit carryforwards(1)	$22	$28
Lease liability	8	5
Unrealized exchange gains, net	1	1
Other accruals and reserves	15	10
Other, net	48	21
Gross deferred tax assets	$94	$65
Valuation allowances(1)	(11)	(10)
Total deferred tax assets	$83	$55
Deferred tax liabilities:
Inventory	$(5)	$1
Investments	(4)	(11)
Operating lease asset	(8)	(5)
Property	(86)	(104)
Intangibles	(401)	(435)
Total deferred tax liabilities	$(504)	$(554)
Total net deferred tax liability	$(421)	$(499)

(1)	Primarily related to recorded tax benefits and the non-realizability of branch tax credit carryforwards in the United States.

Included in the 2021 and 2020 deferred tax asset and liability amounts above is $204 million and $221 million, respectively, of a net deferred tax liability related to certain of the Parent’s businesses associated with the Parent’s historical Mobility and Materials segment conducted by a legal entity which is a partnership for U.S. federal income tax purposes.

Operating Loss and Tax Credit Carryforwards at December 31,	Deferred Tax Asset
(In millions)	2021	2020
Operating loss carryforwards
Expire within 5 years	$2	$—
Expire after 5 years or indefinite expiration	13	19
Total operating loss carryforwards	$15	$19
Tax credit carryforwards
Expire within 5 years	$—	$—
Expire after 5 years or indefinite expiration	7	9
Total tax credit carryforwards	$7	$9
Total Operating Loss and Tax Credit Carryforwards	$22	$28

Total Gross Unrecognized Tax Benefits

(In millions) For the years ended December 31,	2021	2020
Total unrecognized tax benefits at January 1,	$9	$9
Decreases related to positions taken on items from prior years	(2)	—
Increases related to positions taken on items from prior years	—	—
Increases related to positions taken in the current year	1	1
Settlement of uncertain tax positions with tax authorities	—	(1)
Decreases due to expiration of statutes of limitations	—	—
Exchange loss (gain)	—	—
Total unrecognized tax benefits at December 31,	$8	$9
Total unrecognized tax benefits that, if recognized, would impact the effective tax rate	$8	$9
Total amount of interest and penalties recognized in “Provision for income taxes”	$(1)	$—
Total accrual for interest and penalties associated with unrecognized tax benefits	$2	$3

The Company files tax returns in the various national, state and local income taxing jurisdictions in which it operates, either as a separate taxpayer or as a member of Parent’s consolidated income tax return. These tax returns are subject to examination and possible challenge by the tax authorities. Positions challenged by the tax authorities may be settled or appealed by the Company. As a result, there is an uncertainty in income taxes recognized in the Company’s financial statements in accordance with accounting for income taxes and accounting for uncertainty in income taxes. The ultimate resolution of such uncertainties is not expected to have a material impact on the Company’s results of operations.

Tax years that remain subject to examination for the Company’s major tax jurisdictions are shown below:

Tax Years Subject to Examination by Major Tax Jurisdiction at December 31, 2021 Jurisdiction	Earliest Open Year
Brazil	2017
Canada	2015
China	2011
Germany	2015
Japan	2013
The Netherlands	2017
Switzerland	2015
United States:
Federal income tax(1)	2012
State and local income tax	2011

(1)	The U.S. Federal income tax jurisdiction is open back to 2012 with respect to EID pursuant to the DWDP Tax Matters Agreement.

Undistributed earnings of Parent’s foreign subsidiaries that are generated by the Company’s business that are deemed to be permanently invested amounted to $1,173 million at December 31, 2021. In addition to the U.S. federal tax imposed by the Tax Cuts and Jobs Act (the “Act”) on all accumulated unrepatriated earnings through December 31, 2017, the Act introduced additional U.S. federal tax on foreign earnings, effective as of January 1, 2018. The undistributed foreign earnings at December 31, 2021 may still be subject to certain taxes upon repatriation, primarily where foreign withholding taxes apply. It is not practicable to calculate the unrecognized deferred tax liability on undistributed foreign earnings due to the complexity of the hypothetical calculation.

NOTE 7 — ACCOUNTS AND NOTES RECEIVABLE, NET

(In millions)	December 31, 2021	December 31, 2020
Accounts receivable, trade(1)	$388	$379
Notes receivable, trade	31	29
Other(2)	90	73
Total Accounts and Notes receivable, net	$509	$481

(1)	Accounts receivable — trade is net of allowances of $1 million at December 31, 2021 and $2 million at December 31, 2020. Allowances are equal to the estimated uncollectible amounts and current expected credit losses. That estimate is based on historical collection experience, current economic and market conditions, and review of the current status of customers’ accounts.

(2)	Other includes receivables in relation to value added tax, advances and deposits and general sales tax and other taxes. One individual group, miscellaneous accounts receivables, which is primarily composed of billings for services in support of joint venture operations and shared sites, represented more than ten percent of total receivables at December 31, 2021, in the amount of $56 million. No other individual group represents more than ten percent of total receivables for the periods presented.

Accounts and notes receivable are carried at amounts that approximate fair value.

NOTE 8 — INVENTORIES

(In millions)	December 31, 2021	December 31, 2020
Finished goods	$446	$318
Work in process	74	30
Raw materials	130	96
Supplies	40	38
Total inventories	$690	$482

NOTE 9 — PROPERTY, PLANT, AND EQUIPMENT

(In millions)	Estimated Useful Lives (Years)	December 31, 2021	December 31, 2020
Land and land improvements	1 – 25	$166	$177
Buildings	1 – 50	264	241
Machinery, equipment, and other	1 – 25	1,004	975
Construction in progress		69	98
Total Property, Plant and Equipment		$1,503	$1,491
Total Accumulated Depreciation		$(480)	$(391)
Total Property, Plant and Equipment, net		$1,023	$1,100

(In millions) For the years ended December 31,	2021	2020
Depreciation expense	$100	$110

NOTE 10 — NONCONSOLIDATED AFFILIATES

The Company’s investments in nonconsolidated affiliates are recorded in “Investments and noncurrent receivables” and “Accrued and other current liabilities” in the Combined Balance Sheets.

The Company’s net investment in and dividends received from nonconsolidated affiliates are shown in the following tables:

Investments in Nonconsolidated Affiliates as of December 31, (In millions)	2021	2020
Investments and noncurrent receivables	$66	$66
Accrued and other current liabilities	(66)	(70)
Net investment in nonconsolidated affiliates	$—	$(4)

Dividends Received from Nonconsolidated Affiliates

(In millions) For the years ended December 31,	2021	2020
Dividends from nonconsolidated affiliates	$5	$13

Sales to nonconsolidated affiliates were $75 million, and $49 million for the years ended December 31, 2021 and 2020, respectively. Purchases from nonconsolidated affiliates were $49 million and $42 million for the years ended December 31, 2021 and 2020, respectively. Related party receivables and payables were not material as of December 31, 2021 and 2020, respectively. The Company had an ownership interest in 6 nonconsolidated affiliates, with ownership interest (direct and indirect) ranging from 49.9 percent to 50 percent at December 31, 2021 as shown in the table below:

Nonconsolidated affiliate	Total ownership percentage
Toray Co., Ltd.	50.0%
DuBay Polymer GmbH	50.0%
DuP Teijin Films U.K.	50.0%
DuP Teijin Films S.A.	50.0%
Teijin DuPont Films, Inc.	49.9%
Teijin-DuPont Films, L.P.	49.9%

NOTE 11 — GOODWILL AND OTHER INTANGIBLE ASSETS

The following table summarizes changes in the carrying amount of goodwill for the years ended December 31, 2021 and 2020.

(In millions)	Goodwill
Balance at December 31, 2019	$5,247
Impairments	(3,129)
Currency Translation Adjustment	51
Balance at December 31, 2020	$2,169
Impairments	—
Currency Translation Adjustment	(51)
Balance at December 31, 2021	$2,118

The Company tests goodwill for impairment annually during the fourth quarter, or more frequently when events or changes in circumstances indicate that the fair value of a reporting unit is below its carrying value. As a result of the related acquisition method of accounting in connection with the DWDP Merger, Historical EID’s assets and liabilities were measured at fair value resulting in increases to the Company’s goodwill and other intangible assets. The fair value valuation increased the risk that any declines in financial projections, including changes to key assumptions, could have a material, negative impact on the fair value of the Company’s reporting units and assets, and therefore could result in an impairment.

Where the Company performed quantitative analyses, as described further below, the Company used a combination of discounted cash flow models (a form of the income approach) utilizing Level 3 unobservable inputs and the market approach. The Company’s significant assumptions in these analyses include, but are not limited to, future cash flow projections, the weighted average cost of capital, the terminal growth rate, and the tax rate. The Company’s estimates of future cash flows are based on current regulatory and economic climates, recent operating results, and planned business strategies. These estimates could be negatively affected by changes in federal, state, or local regulations or economic downturns. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from the Company’s estimates. If the Company’s ongoing estimates of future cash flows are not met, the Company may have to record additional impairment charges in future periods. The Company also uses the Guideline Public Company Method, a form of the market approach (utilizing Level 3 unobservable inputs), which is derived from metrics of publicly traded companies or historically completed transactions of comparable businesses. The selection of comparable businesses is based on the markets in which the reporting units operate giving consideration to risk profiles, size, geography, and diversity of products and services. When applicable, third party purchase offers may be utilized to measure fair value. The Company applies a weighting to the market approach and income approach to determine the fair value. As such, the Company believes the current assumptions and estimates utilized are both reasonable and appropriate.

2021 Annual Goodwill Impairment Testing

In the fourth quarter of 2021, the Company performed qualitative testing on its reporting units and determined that no further impairments existed. The qualitative evaluation is an assessment of factors, including reporting unit or asset specific operating results and cost factors, as well as industry, market and macroeconomic conditions, to determine whether it is more likely than not (more than 50%) that the fair value of a reporting unit or asset is less than the respective carrying amount, including goodwill. The results of these qualitative assessments indicated that it is not more likely than not that the fair values of the reporting units were less than their carrying values.

2020 Annual Goodwill Impairment Testing

In the fourth quarter of 2020, the Company performed qualitative testing on the Mobility & Materials Businesses that were part of Parent’s historical Transportation & Industrial reporting unit (the “M&M T&I reporting unit”). The qualitative evaluation is an assessment of factors, including reporting unit or asset specific operating results and cost factors, as well as industry, market and macroeconomic conditions, to determine whether it is more likely than not (more than 50%) that the fair value of a reporting unit or asset is less than the respective carrying amount, including goodwill. For the Microcircuit Materials (“MCM”) reporting unit, the Company performed quantitative testing in order to determine if the fair value of the reporting unit exceeded the respective carrying amount of the reporting unit, including goodwill. Based on the qualitative analysis performed, the Company concluded that the carrying amount of the M&M T&I reporting unit did not exceed the fair value of the M&M T&I reporting unit and, as such, no impairment charge was needed for the year ended December 31, 2020. Based on the quantitative analysis performed, the Company concluded that the carrying amount of the MCM reporting unit exceeded the fair value resulting in a pre-tax, non-cash goodwill impairment charge of $85 million, reflected in “Goodwill impairment charges” in the Combined Statements of Operations for the year ended December 31, 2020.

Second Quarter 2020 Goodwill Impairment Testing

In the second quarter of 2020, near-term demand weakness in global automotive production resulting from the COVID-19 pandemic, along with revised views of recovery based on third party market information, served as a triggering event requiring the Company to perform an impairment analysis of the goodwill associated with the M&M T&I reporting unit. Based on the analysis performed, during the second quarter of 2020, the Company concluded that the carrying amount of the M&M T&I reporting unit exceeded the fair value resulting in a pre-tax, non-cash goodwill impairment charge of $3,044 million, reflected in “Goodwill impairment charges” in the Combined Statements of Operations for the year ended December 31, 2020.

COVID-19 and supply chain disruptions continue to impact the broader global economy and has caused volatility in financial markets. If there is a of lack of recovery, the time period to recovery is longer than expected or further global softening is experienced in certain markets, the Company may be required to perform additional impairment assessments for its goodwill, other intangibles, and long-lived assets, the results of which could result in material impairment charges.

Other Intangible Assets

The gross carrying amounts and accumulated amortization of other intangible assets by major class are as follows:

	December 31, 2021			December 31, 2020
(In millions)	Gross Carrying Amount	Accumulated Amort	Net	Gross Carrying Amount	Accumulated Amort	Net
Intangible assets with finite lives:
Developed technology	$585	$(186)	$399	$586	$(143)	$443
Customer-related	1,635	(371)	1,264	1,674	(293)	1,381
Other	9	(1)	8	9	(1)	8
Total other intangible assets with finite lives	$2,229	$(558)	$1,671	$2,269	$(437)	$1,832
Intangible assets with indefinite lives:
Trademarks/tradenames	180	—	180	180	—	180
Total other intangible assets with indefinite lives	180	—	180	180	—	180
Total	$2,409	$(558)	$1,851	$2,449	$(437)	$2,012

In the second quarter of 2020, the Company performed quantitative testing on indefinite-lived intangible assets attributable to the Company, for which the Company determined that the fair value of certain tradenames had declined related to the factors described above. The Company performed an analysis of the fair value using the relief from royalty method (a form of the income approach) using Level 3 inputs within the fair value hierarchy. The key assumptions used in the calculation included projected revenue, royalty rates and discount rates. These key assumptions involve management judgment and estimates relating to future operating performance and economic conditions that may differ from actual cash flows. As a result of the testing, the Company recorded a pre-tax, non-cash indefinite-lived intangible asset impairment charge of $24 million ($18 million, net of tax), which is reflected in “Restructuring and asset related charges, net,” in the Combined Statements of Operations for the year ended December 31, 2020. The remaining net book value of the tradenames attributable to the Company at December 31, 2020 was approximately $180 million, which represents fair value.

In the fourth quarter of 2021 and 2020, the Company performed qualitative testing on its indefinite-lived intangible assets attributable to the Company. The qualitative evaluation is an assessment of factors, including asset specific operating results and cost factors, as well as industry, market and macroeconomic conditions, to determine whether it is more likely than not (more than 50%) that the fair value of the asset is less than the respective carrying amount. Based on the qualitative analyses performed, the Company concluded that the carrying amount of the indefinite-lived intangible assets did not exceed their fair value, and as such, no impairment charge was needed in the fourth quarter of 2021 and 2020, respectively.

The aggregate pre-tax amortization expense for definite-lived intangible assets was $131 million and $129 million, for the years ended December 31, 2021, and 2020, respectively. Estimated amortization expense was $134 million for each of the next five fiscal years.

NOTE 12 — COMMITMENTS AND CONTINGENT LIABILITIES

Litigation

The Company is involved in numerous claims and lawsuits, principally in the United States, including various product liability (involving the Company’s current or former products), intellectual property, employment related, and commercial matters. Certain of these matters may purport to be class actions and seek damages in very large amounts. Liabilities related to matters that are not directly attributable to the Company business and for which the Company is not the legal obligor are not recognized within the Company’s Combined Financial Statements for any of the periods presented.

As of December 31, 2021, the Company had recorded liabilities of approximately $3 million related to the foregoing. Because such matters are subject to inherent uncertainties, and unfavorable rulings or developments could occur, there can be no certainty that the Company will not ultimately incur charges in excess of presently recorded liabilities. Although considerable uncertainty exists, management does not believe it is reasonably possible that the ultimate disposition of these matters will have a material adverse effect on the Company’s results of operations, combined financial position or liquidity. However, the ultimate liabilities could be material to results of operations in the period recognized.

NOTE 13 — LEASES

The Company has operating leases for real estate, railcars, fleet, and certain machinery and equipment that have remaining lease terms of approximately one year to 35 years. For purposes of calculating operating lease liabilities, lease terms may be deemed to include options to extend the lease when it is reasonably certain that the Company will exercise that option. Some leasing arrangements require variable payments that are dependent on usage, output, or may vary for other reasons, such as insurance and tax payments. The variable lease payments are not presented as part of the initial ROU asset or lease liability.

Certain of the Company’s leases include residual value guarantees. These residual value guarantees are based on a percentage of the lessor’s asset acquisition price and the amount of such guarantee declines over the course of the lease term. The portion of residual value guarantees that are probable of payment is included in the related lease liability in the Combined Balance Sheets. The Company’s lease agreements do not contain any material restrictive covenants.

The components of lease cost for operating leases were as follows:

(In millions) For the years ended December 31,	2021	2020
Operating lease cost	$9	$10
Short-term lease cost	1	—
Total lease cost	$10	$10

Supplemental cash flow information related to leases was as follows:

(In millions) For the years ended December 31,	2021	2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$9	$10

New operating lease assets and liabilities entered into during the year ended December 31, 2021 and 2020 were $20 million and $2 million, respectively. Supplemental balance sheet information related to leases was as follows:

(In millions)	December 31, 2021	December 31, 2020
Operating Leases
Operating lease right-of-use assets(1)	$44	$27
Current operating lease liabilities(2)	8	8
Noncurrent operating lease liabilities(3)	36	19
Total operating lease liabilities	$44	$27

(1)	Included in “Deferred charges and other assets” in the Combined Balance Sheets.

(2)	Included in “Accrued and other current liabilities” in the Combined Balance Sheets.
(3)	Included in “Other noncurrent obligations” in the Combined Balance Sheets.

Operating lease ROU assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. As most of the Company’s leases do not provide the lessor’s implicit rate, the Company uses its incremental borrowing rate at the commencement date in determining the present value of lease payments.

Lease Term and Discount Rate	December 31, 2021	December 31, 2020
Weighted-average remaining lease term (years)	12.16	8.01
Discount rate	2.42%	3.16%

Maturities of lease liabilities were as follows:

Maturity of Lease Liabilities at December 31, 2021 (In millions)	Operating Leases
2022	$9
2023	7
2024	6
2025	5
2026	4
2027 and thereafter	23
Total lease payments	$54
Less: Interest	10
Present value of lease liabilities	$44

NOTE 14 — PENSION PLANS

The Company employees participate, as eligible, in Parent’s sponsored pension plans, including defined benefit plans and defined contribution plans. Where permitted by applicable law, Parent reserves the right to amend, modify, or discontinue the plans at any time.

Multiemployer Plans

Defined Benefit Pension Plans

Parent offers both funded and unfunded noncontributory defined benefit pension plans in certain non-US jurisdictions that are shared among its businesses, including the Company, and the participation of its employees and retirees in these plans is reflected as though the Company participated in a multiemployer plan with Parent. The Company’s proportionate share of the expense (credit) associated with the multiemployer plan is reflected in the Combined Financial Statements, while any assets and liabilities associated with the multiemployer plans are retained by Parent and recorded on Parent’s balance sheet.

The benefits under these plans are based primarily on years of service and employees’ pay near retirement.

Parent’s funding policy is consistent with the funding requirements of federal laws and regulations. Pension coverage for employees of Parent’s non-U.S. combined subsidiaries is provided, to the extent deemed appropriate, through separate plans. Obligations under such plans are funded by depositing funds with trustees, covered by insurance contracts, or remain unfunded.

The Company participates in Parent’s non-U.S. plans as though they are participants in a multiemployer plan of Parent. Under the multiemployer approach, the amount recognized as expense (credit) represents an allocation of net periodic pension cost (income), which includes service cost and non-operating pension costs (credits). The following table presents the expense (income) allocated to the Combined Financial Statements, which was based on the headcount of participants in the plans. These figures do not represent cash payments to Parent, or Parent’s plans.

(In millions) For the years ended December 31,	2021	2020
Plan Name
Non-U.S. Plans (credit) expense	$(3)	$4

Defined Contribution Plans

The Company, through its participation in Parent’s sponsored defined contribution plans, offers defined contribution benefits to its employees. The most significant is the U.S. Retirement Savings Plan (“the Plan”), which covers all U.S. full-service employees. This Plan includes a non-leveraged Employee Stock Ownership Plan (“ESOP”). Employees are not required to participate in the ESOP and those who do are free to diversify out of the ESOP. The purpose of the Plan is to provide retirement savings benefits for employees and to provide employees an opportunity to become stockholders of Parent. The Plan is a tax qualified contributory profit sharing plan, with cash or deferred arrangement and any eligible employee of Parent, including the Company’s employees, may participate. Currently, Parent contributes 100 percent of the first six percent of the employee’s contribution election and also contributes three percent of each eligible employee’s eligible compensation regardless of the employee’s contribution. Parent’s matching contributions vest immediately upon contribution. The three percent nonmatching employer contribution vests after employees complete three years of service. Parent’s contributions to the Plan on behalf of the Company represent an allocation of the total contributions made based on the headcount of the Company’s participants in the plan. Parent made the following contributions on behalf of the Company:

(In millions) For the years ended December 31,	2021	2020
Contributions	$13	$11

NOTE 15 — STOCK-BASED COMPENSATION

Effective with the DWDP Merger, on August 31, 2017, DowDuPont assumed all Historical Dow and Historical EID equity incentive compensation awards outstanding immediately prior to the DWDP Merger. The Historical EID and Historical Dow stock-based compensation plans were assumed by DowDuPont and remained in place with the ability to grant and issue DowDuPont common stock until the DWDP Distributions.

Immediately following the Corteva spin-off, Parent adopted the DuPont Omnibus Incentive Plan (“DuPont OIP”) which provides for equity-based and cash incentive awards to certain employees, directors, independent contractors and consultants. Upon adoption of the DuPont OIP, the Historical EID and Historical Dow plans were rolled into the DuPont OIP as separate subplans and no longer grant new awards. All previously granted equity awards under these subplans have the same terms and conditions that were applicable to the awards under Historical Dow and Historical EID plans immediately prior to the DWDP Distributions. Under the DuPont OIP, a maximum of 1 million shares of common stock are available for award as of December 31, 2021.

During the second quarter of 2020, the stockholders of Parent approved the DuPont 2020 Equity and Incentive Plan (the “2020 EIP”), which allows Parent to grant options, share appreciation rights, restricted shares, RSUs, share bonuses, other share-based awards, cash awards, each as defined in the 2020 EIP, or any combination of the foregoing. The 2020 EIP limits the number of shares that may be subject to awards payable in shares of DuPont common stock to 18 million. The approval of the 2020 EIP had no effect on Parent’s ability to make future grants under the DuPont OIP in accordance with its terms, and awards that are outstanding under the DuPont OIP remain outstanding in accordance with their terms.

Parent grants stock-based compensation awards that vest over a specified period or upon employees meeting certain performance and/or retirement eligibility criteria. The fair value of equity instruments issued to employees is measured on the grant date. The fair value of liability instruments issued to employees is measured at the end of each quarter. The fair value of equity and liability instruments is expensed over the vesting period or, in the case of retirement, from the grant date to the date on which retirement eligibility provisions have been met and additional service is no longer required. The Company estimates expected forfeitures.

The total stock-based compensation cost included within the Combined Statements of Operations was $10 million and $6 million for the years ended December 31, 2021, and 2020, respectively. The income tax benefits related to stock-based compensation arrangements were $2 million, and $1 million for the years ended December 31, 2021, and 2020, respectively.

Total unrecognized pretax compensation cost related to RSUs and PSUs of $11 million at December 31, 2021, is expected to be recognized over a weighted average period of 2.06 years. The total fair value of RSUs and PSUs vested in the year ended December 31, 2021 was $6 million. The weighted average grant-date fair value of RSUs and PSUs granted during 2021 was $73.96 . The maximum contractual term of equity share options was 3.00 years at December 31, 2021.

NOTE 16 — ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The following table summarizes the activity related to each component of accumulated other comprehensive income (loss):

Accumulated Other Comprehensive Income (Loss)

(In millions) For the years ended December 31,	Cumulative Translation Adj	Total
2020
Balance at January 1, 2020	$(96)	$(96)
Other comprehensive income before reclassifications	141	141
Net other comprehensive income	$141	$141
Balance at December 31, 2020	$45	$45
2021
Other comprehensive loss before reclassifications	(138)	(138)
Net other comprehensive loss	$(138)	$(138)
Balance at December 31, 2021	$(93)	$(93)

NOTE 17 — GEOGRAPHIC INFORMATION

Sales are attributed to geographic regions based on customer location; long-lived assets are attributed to geographic regions based on asset location.

Net Trade Revenue by Geographic Region

(In millions) For the years ended December 31,	2021	2020
United States	$563	$493
Canada	40	40
EMEA(1)	888	675
Asia Pacific(2)	1,857	1,438
Latin America	184	160
Total	$3,532	$2,806

(1)    Europe, Middle East and Africa.

(2)    Net sales attributed to China/Hong Kong for the years ended December 31, 2021, and 2020 were $1,013 million and $798 million, respectively.

Long-lived Assets by Geographic Region

	December 31,
(In millions)	2021	2020
United States	$418	$430
Canada	26	24
EMEA(1)(2)	270	304
Asia Pacific(3)	304	337
Latin America	5	5
Total	$1,023	$1,100

(1)	Europe, Middle East and Africa.

(2)	Long-lived Assets attributed to Germany as of December 31, 2021 and 2020 were $145 million and $161 million, respectively.

(3)	Long-lived Assets attributed to China as of December 31, 2021 and 2020 were $112 million and $119 million, respectively.

NOTE 18 — SUBSEQUENT EVENTS

Other than those described in the notes to the Combined Financial Statements, no events have occurred after December 31, 2021, but before June 20, 2022, the date the financial statements were available to be issued, that require consideration as adjustments to, or disclosures in, the Combined Financial Statements.